Exhibit 10.8

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this "Amendment") is entered into as of November 19, 2008 and shall be effective as of October 1, 2008, by and between Manhattan Pharmaceuticals, Inc. (the "Company") and Michael G. McGuinness (the "Executive").

WITNESSETH THAT:

WHEREAS, the Company and the Executive entered into that certain Employment Agreement, dated as of July 7, 2006 (the "Agreement”);

WHEREAS, the Company proposes to offer and sell (the “Offering”) up to $2,500,000 of units (each a “Unit” and collectively, the “Units”) consisting of (i) a senior secured note in the principal amount of $5,000 (each a “Note” and collectively, the “Notes”) and (ii) a warrant to purchase up to a number of shares of the Company’s common stock, $.001 par value per share, determined by dividing 300% of the principal amount of the Note by $.09, the exercise price per share of the warrant;

WHEREAS, if $2,500,000 of Units are sold (the “Maximum Amount”), [●] (the “Placement Agent”) has the option to sell an additional $1,000,000 of Units (the “Overallotment Amount”) as part of the Offering;

WHEREAS, the Company may hold a closing at any time after subscriptions for at least $1,000,000 of Units have been received and accepted and other conditions to the closing have been satisfied (the “First Closing”);

WHEREAS, after the First Closing the Company may sell up to the Maximum Amount (or any Overallotment Amount, if applicable) until December 31, 2008 or, upon mutual agreement of the Company and the Placement Agent, January 31, 2009 (the “Expiration Date”); provided that the final closing (the “Final Closing”) shall occur no later than 10 business days after the Expiration Date; and

WHEREAS, in connection with Offering, the Executive has determined that it is in the best interest of the Company to temporarily reduce his salary effective as of October 1, 2008 in accordance with the terms of this Amendment until such time as the Company shall have received at least $2,500,000 of gross proceeds from the sale of the Units or other sales of securities (including any warrant exercise) or from other revenue received by the Company in the operation of its business or any combination of the foregoing (collectively, the “Qualified Payments”).

NOW THEREFORE, for and in consideration of the foregoing, the Company and the Executive hereby agree as follows:

1. Section 4(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Base Salary.

(i) During the Term, the Company shall pay the Executive a salary (the “Base Salary”) which shall initially be equal to $300,000 per year. Effective as of October 1, 2008, the Base Salary payable to the Executive shall be decreased to $200,000 per year (the “First Tier Amount”). Upon consummation of the Final Closing (as defined in Amendment No. 1 to this Agreement, dated November 19, 2008 (“Amendment No. 1”)), the Base Salary of the Executive shall be adjusted as follows: (i) in the event that the Company sells at least $1,500,000 but less than $2,000,000 of Units in the Offering (as defined in Amendment No. 1), the Base Salary shall be increased to $240,000 per year (the “Second Tier Amount”), (ii) in the event that the Company sells at least $2,000,000 but less than $2,500,000 of Units in the Offering, the Base Salary shall be increased to $270,000 per year (the “Third Tier Amount”) and (iii) in the event that the Company sells $2,500,000 of Units or more Units in the Offering, the Base Salary shall be increased to $300,000 (the “Fourth Tier Amount”, and each of the of the First Tier Amount, Second Tier Amount, Third Tier Amount or Fourth Tier Amount, a “Tier Amount”), in each case, retroactively effective on and as of October 1, 2008; provided, however, that to the extent the Base Salary shall be increased above the First Tier Amount following the Final Closing (as defined in Amendment No. 1), the Executive shall receive a lump sum payment equal to the difference between the amount received during the entire pay period following October 1, 2008 based upon a Base Salary of $200,000 and the applicable Tier Amount determined following the Final Closing in the next payroll payment made to the Executive.

(ii) In the event that the aggregate principal amount of Notes sold in the Offering is equal to or greater than $1,000,000 but less than $2,500,000, then following the Final Closing the Executive’s Base Salary shall be adjusted to the next applicable Tier Amount for every additional $500,000 received by the Company following the Final Closing (other than from the sale of the Units) up to the Fourth Tier Amount. Any increase pursuant to this Section 4(a)(ii) shall be effective as of the date the Company receives additional Qualified Payments which result in the aggregate amount received by the Company (other than from the sale of the Notes) being at least equal to $500,000, $1,000,000 or $1,500,000, as the case may be.

(iii) Payments to the Executive of his Base Salary shall be made in accordance with the Company’s normal payroll practices.

(iv) The Base Salary will be reviewed by the Board no less frequently then annually and except as otherwise provided herein may be increased (but not decreased).”

2. This Amendment may be executed in counterparts, each of which shall constitute an original, but both of which together shall constitute one and the same instrument. Signatures delivered by facsimile shall have the same effect as original signatures. This Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without giving effect to its principles of conflicts of laws.

3. Except as specifically amended hereby, the Agreement remains otherwise unmodified and in full force an effect, and is hereby ratified by the Company and the Executive. This Amendment may not be amended except in accordance with Section 10(e) of the Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have signed this Amendment to Employment Agreement as of the day and year set forth above.

MANHATTAN PHARMACEUTICALS, INC.

By:	/s/ Douglas Abel
Name:	Douglas Abel
Title:	Chief Executive Officer

/s/ Michael G. McGuinness
Michael G. McGuinness